Exhibit 99.1

Berry Petroleum Company News

Berry Petroleum Announces Results for Second Quarter of 2010

Increases Second Quarter Production 12% to 32,854 BOED

Denver, Colorado. — (BUSINESS WIRE) — July 28, 2010 — Berry Petroleum Company (NYSE:BRY) reported net income of $89 million, or $1.64 per diluted share, for the second quarter of 2010.  Oil and gas revenues were $152 million during the quarter. Discretionary cash flow for the quarter totaled $142 million made up of $81 million from operations and a $61 million recovery from our claim in the Flying J bankruptcy.

Items that affected net income for the quarter included the recovery of the Flying J bankruptcy claim, a non-cash gain on hedges, non-cash items related to the Company’s Permian acquisition and dry hole costs. In total, for the second quarter of 2010, these items increased net income by approximately $66 million, or $1.22 per diluted share for an adjusted second quarter net income of $22.9 million, or $0.42 per diluted share.

For the second quarter of 2010 and the first quarter of 2010, average net production in BOE per day was as follows:

	Second Quarter Ended June 30		First Quarter Ended March 31
	2010 Production		2010 Production
Oil (Bbls)	21,869	67%	20,506	70%
Natural Gas (BOE)	10,985	33%	8,885	30%
Total BOE per day	32,854	100%	29,391	100%

Robert F. Heinemann, president and chief executive officer said, “Performance from Berry’s portfolio of assets was strong in the second quarter.  Production for the second quarter of 2010 was 32,854 BOE/D, 67% of which was oil production.  While diatomite production declined during the quarter as we awaited new permits and optimized field production, we were able to increase companywide production by 12% during the quarter with meaningful contributions from each of our other operating areas. We are working closely with regulators and expect to resume drilling in the diatomite in the last half of 2010.  We are also accelerating our Permian development program based on successful drilling results on our acquired properties and plan to operate a three rig program in the Permian for the last half of 2010.  Solid operational performance and a continued focus on managing our operating costs during the second quarter allowed us to generate a corporate margin of approximately $32 per BOE, or $5.33 per Mcfe. We are maintaining our full-year 2010 production guidance of between 32,250 and 33,000 BOE/D.  In addition, we settled our claim in the Flying J bankruptcy during the second quarter and received proceeds of $60.5 million on July 23, 2010 which we have used to pay down debt.”

Contact: Berry Petroleum Company	Investors and Media
1999 Broadway, Suite 3700	David Wolf, 1-303-999-4400
Denver, Colorado 80202	Shawn Canaday, 1-866-472-8279

Internet: www.bry.com	SOURCE: Berry Petroleum Company

Operational Update

Michael Duginski, executive vice president and chief operating officer, stated, “In the diatomite, average production declined from 3,570 BOED in the first quarter of 2010 to 2,730 BOED in the second quarter of 2010 as we optimized our production facilities and added infrastructure in preparation for the initiation of our 2010 drilling program.  Our work in the diatomite during the second quarter should allow us to run multiple rigs and accelerate our diatomite development when new permits are issued. Outside the diatomite, performance from our other California assets was strong with average production increasing 565 BOED, a 4% increase over the first quarter of 2010.  Our California assets generated operating margins of over $45 per barrel during the quarter.  We executed a one rig program in the Permian during the second quarter and production from the Permian assets averaged 1,033 BOED with well productivity and development costs in line with our expectations.  We began drilling with a second rig in the Permian in July 2010 and expect a third rig to commence drilling in August.  In the Uinta, we drilled 26 wells during the quarter and production increased 950 BOED from the first quarter of 2010.  We have completed a total of four horizontal Haynesville wells during 2010 with per well 30-day initial production rates from our second and third wells of between 9 MMcf/D and 10 MMcf/D.”

2010 Guidance

For 2010 the Company is issuing the following guidance:

Anticipated Range per BOE in the last half of 2010 ($/BOE)
	$60 WTI/$4 HH	$60 WTI/$5 HH	$75 WTI/$6 HH
Operating costs-oil and gas production	$16.00 - $17.00	$17.00 - $18.00	$18.00 - $19.00
Production taxes	1.75 - 2.25	1.75 - 2.25	$2.00 - $2.50
DD&A		14.00 - 16.00
G&A		4.00 - 4.50
Interest expense		5.00 - 6.50
Total		$41.75 - $47.25

Explanation and Reconciliation of Non-GAAP Financial Measures

Discretionary Cash Flow

	Three Months Ended
	06/30/10	3/31/10
Net cash provided by operating activities	$71.4	$63.5
Add back: Net increase (decrease) in current assets	19.0	14.2
Add back: Net decrease (increase) in current liabilities including book overdraft	12.8	(7.3)
Add back: Recovery of Flying J bad debt	38.5	—
Discretionary cash flow	$141.7	$70.4

Reconciliation of Second Quarter Net Income

Three Months Ended
06/30/10
Adjusted net income	$22.9
After tax adjustments:
Flying J bankruptcy recovery	37.4
Non-cash hedge gains	30.0
Dry hole costs	(0.1)
Acquisition related items	(1.2)
Net income, as reported	$89.0

Teleconference Call

An earnings conference call will be held Wednesday, July 28, 2010 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time). Dial 1-866-770-7125 to participate, using passcode 95298529.  International callers may dial 617-213-8066.  For a digital replay available until August 4, 2010 dial 1-888-286-8010 (passcode 10400913). Listen live or via replay on the web at www.bry.com.

About Berry Petroleum Company

Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with operations in California, Colorado, Texas and Utah. The Company uses its web site as a channel of distribution of material company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://www.bry.com/index.php?page=investor.

Safe harbor under the “Private Securities Litigation Reform Act of 1995”

Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties. Words such as “expect”, “would,” “will,” “target,” “goal,” and forms of those words and others indicate forward-looking statements. Important factors which could affect actual results are discussed in PART 1, Item 1A. Risk Factors of Berry’s 2009 Form 10-K filed with the Securities and Exchange Commission on February 25, 2010 under the heading “Other Factors Affecting the Company’s Business and Financial Results” in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

CONDENSED INCOME STATEMENTS

(In thousands, except per share data)

(unaudited)

	Three Months
	06/30/10	03/31/10
Revenues
Sales of oil and gas	$151,525	$147,807
Sales of electricity	7,928	9,933
Gas marketing	5,004	8,272
Gain on derivatives	56,057	1,603
Settlement of Flying J bankruptcy claim	21,992	—
Interest and other, net	1,796	164
Total	244,302	167,779
Expenses
Operating costs — oil & gas	46,452	47,036
Operating costs — electricity	7,839	9,670
Production taxes	5,064	5,204
Depreciation, depletion & amortization - oil & gas	43,703	35,907
Depreciation, depletion & amortization - electricity	793	795
Gas marketing	4,357	7,786
General and administrative	12,155	13,835
Interest	16,340	17,447
Transaction costs on acquisitions, net of gain	1,908	727
Dry hole, abandonment, impairment & exploration	266	1,369
Bad debt recovery	(38,508)	—
Total	100,369	139,776

Income before income taxes	143,933	28,003
Income tax provision (benefit)	54,910	10,334
Income (loss) from continuing operations	89,023	17,669

Net income (loss)	$89,023	$17,669

Basic net income (loss) per share	$1.65	$0.34

Diluted net income (loss) per share	$1.64	$0.34

Cash dividends per share	$0.075	$0.075

CONDENSED BALANCE SHEETS

(In thousands)

(unaudited)

	06/30/10	12/31/09
Assets
Current assets	$164,440	$103,476
Property, buildings & equipment, net	2,343,568	2,106,385
Fair value of derivatives	6,676	735
Other assets	26,398	29,539
	$2,541,082	$2,240,135
Liabilities & Shareholders’ Equity
Current liabilities	$153,536	$152,137
Deferred taxes	302,065	237,161
Long-term debt	947,716	1,008,544
Other long-term liabilities	68,022	63,198
Fair value of derivatives	29,646	75,836
Shareholders’ equity	1,040,097	703,259
	$2,541,082	$2,240,135

CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Three Months
	06/30/10	03/31/10
Cash flows from operating activities:
Net income	$89,023	$17,669
Depreciation, depletion & amortization (DD&A)	44,495	36,702
Amortization of debt issuance costs and net discount	2,120	2,098
Gain on purchase of oil and natural gas properties	1,358	(1,358)
Dry hole & impairment	221	1,207
Commodity derivatives	(48,586)	2,476
Stock based compensation	1,976	3,031
Deferred income taxes	52,594	8,548
Cash paid for abandonment	(1,512)	(22)
Bad debt recovery	(38,508)	—
Net changes in assets and liabilities including book overdraft	(31,827)	(6,836)

Net cash provided by operating activities	71,354	63,515

Net cash used in investing activities	(111,826)	(186,940)
Net cash provided by financing activities	40,654	118,171

Net increase (decrease) in cash and cash equivalents	182	(5,254)

Cash and cash equivalents at beginning of year	57	5,311

Cash and cash equivalents at end of period	$239	$57

COMPARATIVE OPERATING STATISTICS

(unaudited)

	Three Months
	06/30/10	03/31/10	Change
Oil and gas:
Heavy Oil Production (Bbl/D)	17,492	17,752
Light Oil Production (Bbl/D)	4,377	2,754
Total Oil Production (Bbl/D)	21,869	20,506
Natural Gas Production (Mcf/D)	65,909	53,309
Net production-BOE per day	32,854	29,391	12%
Per BOE:
Average realized sales price	$50.81	$55.99	-9%
Average sales price including cash derivative	$53.11	$57.09	-7%

Oil, per Bbl:
Average WTI price	$78.05	$78.88	-1%
Price sensitive royalties	(2.90)	(3.04)
Gravity differential and other	(9.71)	(8.12)
Crude oil derivatives non cash amortization	(2.42)	(1.72)
Oil revenue	$63.02	$66.00	-5%
Add: Crude oil derivatives non cash amortization	2.42	1.72
Crude Oil derivative cash settlements	0.01	(0.22)
Average realized oil price	$65.45	$67.50	-3%

Natural gas price:
Average Henry Hub price per MMBtu	$4.09	$5.30	-23%
Conversion to Mcf	0.20	0.27
Natural gas derivatives non cash amortization	0.12	0.07
Location, quality differentials, other	0.02	(0.15)
Natural gas revenue per Mcf	$4.43	$5.49	-19%
Less: Natural gas derivatives non cash amortization	(0.12)	(0.07)
Natural gas derivative cash settlements	0.46	0.11
Average realized natural gas price per Mcf	$4.77	$5.53	-14%

Operating costs	$15.54	$17.78	-13%
Production taxes	1.69	1.97	-14%
Total operating costs	$17.23	$19.75	-13%

DD&A - oil and gas	$14.62	$13.57	8%
General & administrative expenses	$4.07	$5.23	-22%

Interest expense	$5.47	$6.60	-17%

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